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                                                                EX-99.17(b)(iii)

                         OVERLAND EXPRESS FUNDS, INC.
                   C/O OVERLAND EXPRESS SHAREHOLDER SERVICES
                                P.O. BOX 63084
                            SAN FRANCISCO, CA 94163

                    NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        TO BE HELD ON NOVEMBER 20, 1997


TO OVERLAND EXPRESS FUNDS, INC. SHAREHOLDERS:

NOTICE IS GIVEN THAT a Special Meeting of the Shareholders of OVERLAND EXPRESS FUNDS, INC. ("Overland") will be held at the offices of Stephens Inc. ("Stephens") on November 20, 1997, at 2:00 P.M. (Central Time) for the following purposes:

     ITEM 1. For all shareholders, a proposal to approve an Agreement and Plan of Consolidation (the "Consolidation Agreement") providing for the transfer of the assets and stated liabilities of each fund of Overland to a corresponding fund of Stagecoach Funds, Inc. in exchange for shares of designated classes of the corresponding Stagecoach fund.

     ITEM 2. For Class D shareholders of the California Tax-Free Bond, Municipal Income and U.S. Government Income Funds, a proposal to authorize the proper officers of Overland to approve a 0.25% increase to the maximum level of distribution fees payable under the Rule 12b-1 Distribution Plan for the Class C shares of the corresponding Stagecoach Fund to 0.75% of the average daily net assets of the Class C shares.

     ITEM 3. For all shareholders, such other business as may properly come before the Special Meeting or any adjournment(s).

     The proposals are described in the attached Combined Proxy Statement/ Prospectus. OVERLAND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

     Shareholders of record as of the close of business on October __, 1997, are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.

     SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY CARD, WHICH IS BEING SOLICITED BY THE OVERLAND BOARD OF DIRECTORS. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO OVERLAND A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.


                                             Richard H. Blank, Jr.
                                             Secretary

     October 10, 1997